UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2012

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Columbus Circle, New York, New York 10023

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 364-8200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2012, Time Warner Cable Inc., a Delaware corporation (the “Company” or “TWC”), entered into a $3.5 billion senior unsecured five-year revolving credit facility (the “Revolving Credit Facility”) pursuant to a Credit Agreement among the Company, as borrower, the lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, BNP Paribas, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and Barclays Bank PLC, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, LTD., RBC Capital Markets, Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, LTD. and The Royal Bank of Scotland plc, as Co-Documentation Agents with a maturity date of April 27, 2017 (the “Credit Agreement”). The Company’s obligations under the Revolving Credit Facility are guaranteed by its subsidiaries, Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc.

Concurrently with the effectiveness of the Revolving Credit Facility, the Company terminated its existing $4.0 billion three-year revolving credit facility that was scheduled to mature on November 3, 2013 (the “Prior Credit Facility”). No early termination fees were incurred by the Company in connection with such termination.

Borrowings under the Revolving Credit Facility bear interest at a rate based on the Company’s credit rating, which interest rate was LIBOR plus 1.10% per annum on April 27, 2012. In addition, the Company is required to pay a facility fee on the aggregate commitments under the Revolving Credit Facility at a rate determined by the Company’s credit rating, which fee rate was 0.15% per annum on April 27, 2012. The Revolving Credit Facility provides same-day funding capability, and a portion of the aggregate commitments, not to exceed $500 million at any time, may be used for the issuance of letters of credit.

The Revolving Credit Facility contains conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) substantially similar to the conditions, covenants, representations and warranties and events of default in the Prior Credit Facility, including a maximum leverage ratio covenant of 5.0 times TWC’s consolidated EBITDA. The terms and related financial metrics associated with the leverage ratio are defined in the Credit Agreement. The Revolving Credit Facility does not contain any credit ratings-based defaults or covenants or any ongoing covenants or representations specifically relating to a material adverse change in the Company’s financial condition or results of operations. Borrowings under the Revolving Credit Facility may be used for general corporate purposes and unused credit is available to support borrowings under the Company’s commercial paper program.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Some lenders under the Credit Agreement and their affiliates have performed, and/or may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for the Company and its subsidiaries, for which they have received, and/or will receive, customary fees and commissions.

Item 1.02. Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 1.02 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	$3.5 billion Five-Year Revolving Credit Agreement, dated as of April 27, 2012, among Time Warner Cable Inc., as Borrower, the Lenders from time to time party thereto, Citibank, N.A. as Administrative Agent, BNP Paribas, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and Barclays Bank PLC, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, LTD., RBC Capital Markets, Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, LTD. and The Royal Bank of Scotland plc, as Co-Documentation Agents, with associated Guarantees

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

By:	/s/ Irene M. Esteves
Name: Title:	Irene M. Esteves Executive Vice President & Chief Financial Officer

Date:  May 2, 2012

EXHIBIT INDEX

Exhibit	Description
99.1	$3.5 billion Five-Year Revolving Credit Agreement, dated as of April 27, 2012, among Time Warner Cable Inc., as Borrower, the Lenders from time to time party thereto, Citibank, N.A. as Administrative Agent, BNP Paribas, Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as Co-Syndication Agents, and Barclays Bank PLC, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, LTD., RBC Capital Markets, Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, LTD. and The Royal Bank of Scotland plc, as Co-Documentation Agents, with associated Guarantees